EXHIBIT 2.04


                       DATED THIS 13TH DAY OF AUGUST 1999



                                     BETWEEN



                       HARRIS AIRPORT SYSTEMS (M) SDN BHD



                                       AND


                     HARRIS SOLID STATE (MALAYSIA) SDN Bill)
                                 ("the Vendors")



                                       AND


                        SAPPHIRE WORLD INVESTMENTS, INC.
                                ("the Purchaser")


                      *************************************
                              SHARE SALE AGREEMENT
                 for 211,275,680 ordinary shares of RM1.00 each
                in HARRIS ADVANCED TECHNOLOGY (MALAYSIA) SDN BHD

                      *************************************

                          MESSRS SHEARN DELAMORE & Co.
                             ADVOCATES & SOLICITORS
                                   10TH FLOOR
                             WISMA HAMZAH KWONG HING
                               NO. 1 LEBOH AMPANY
                               50100 KUALA LUMPUR

         THIS AGREEMENT is made on August 13, 1999, between:

(1) HARRIS AIRPORT SYSTEMS (M) SDN BHD (Company No. 17068-A), a company incorporated in Malaysia whose registered office is at 73 Lorong Enggang, ULU Kiang Free Trade Zone, 54200 Kuala Lumpur, Malaysia ("HAS);

(2) HARRIS SOLID STATE (MALAYSIA) SDN BHD (Company No. 15798-U), a company incorporated in Malaysia whose registered office is at 73 Lorong Euggang, ULU Kiang Free Trade Zone, 54200 Kuala Lumpur, Malaysia ("HSSM"), of the one part (Collectively "the Vendors"); and

(3) SAPPHIRE WORLDWIDE INVESTMENTS, INC., a company incorporated in the British Virgin Islands ("the Purchaser") of the other part.

WHEREAS

(1) Together the Vendors legally and beneficially own 211,275,680 fully paid up shares of RM 1.00 each of Harris Advanced Technology Sdn. Bhd., a corporation existing under the laws of Malaysia, with its registered office at 73 Lorong Enggang, ULU Kiang Free Trade Zone, 54200 Kuala Lumpur, Malaysia ("HAT"), which shares comprise all of the shares of HAT.

(2) The Vendors desire to sell to Purchaser and Purchaser desires to purchase from the Vendors all of said 211,275,680 shares of HAT registered in their respective names (such shares, "the HAT Equity Interest").

IT IS HEREBY AGREED as follows:

1.       Agreement and Purchase Price

1.1 Subject to the provisions of this Agreement, the Vendors shall sell to the Purchaser and the Purchaser shall purchase from the Vendors the HAT Equity Interest free from all claims, charges, liens and pledges and other encumbrances together with all rights attached or accruing thereto on the Closing Date.

1.2. On the Closing Date, Purchaser shall pay to the Vendors the aggregate amount of USD 94,274,000 as consideration for the HAT Equity Interest.

1.3 On the Closing Date the following matters shall be given effect in the order appearing below, subject to the completion of all of them:

         1.3.1 Purchaser shall deliver by wire transfer the amount of USD 94,274,000 payable in the following manner:

                  (a)      for the amount of USD 43,366,000 in favour of HAS;
                           and

                  (b)      for the amount of USD 50,908,000 in favour of HSSM.

         1.3.2    the Vendors shall deliver to the Purchaser:

                  (a) properly executed instruments of transfer of the shares comprising the HAT Equity Interest duly executed by the Vendors in favour of the Purchaser or such person(s) as it may direct accompanied by the relevant original share certificates in respect of the HAT Equity Interest;

                  (b) original letters of resignation (in the form set out in Annex A hereto) of all the directors of HAT, unless Purchaser shall otherwise request, with effect from the Closing Date;

                  (c) a certified true copy of the resolution of the board of directors of HAT appointing Gregory L. Williams, James A. Urry and Gary E. Gist as directors of the Company with effect from the Closing Date; and

                  (d) all the statutory and other books and records, certificates of incorporation and common seals of the Company.

2.       Conditions Precedent

         This Agreement is subject to:

         (a) the approval of the Minisby of International Trade and Industry ("MITI") to the sale by the Vendors to the Purchaser of the HAT Equity Interest subject to terms and conditions reasonably satisfactory to Purchaser.

         (b) the approval of shareholders of each of the Vendors approving the sale by the Vendors to the Purchaser of the HAT Equity Interest.

         (c) the approval of shareholders of the Purchaser approving the purchase by the Purchaser from the Vendors of the HAT Equity Interest.

         (d) a certified true copy of the resolution of the board of directors of HAT authorising the registration of the transfer of HAT Equity Interest from HAS and HSSM to the Purchaser and the issue of fresh certificates for the HAT Equity Interest in favour of the Purchaser;

         (e) copies, certified as true copies by the Vendors' solicitors, of original issue documents of title of the properties held under:

                  (i) HS(M) 2601 Lot 7666, Mukim of Hulu Kelang, District of Gombak, Locality AU2, Ampang/Hulu Klang, State of Selangor;

                  (ii) HS(M) 2603 Lot 7668, Mukini of Hulu Kelang, District of Gombak, Locality AU2, Ampang/Hulu Kiang, State of Selangor;

                           and

                  (iii) PN 7128 Lot 7716, Mukim of Huiu Kelang, District of Gombak, State of Selangor;

                           and known as No. 73, Jalen Enggang, Ulu Kelang Free Trade Zone, 54200 Kuala Lumpur, Malaysia;

         (f) a PDS-6 stamp duly adjudication form, Part II, which has been completed by the company secretary of HAT, in respect of the transfer of the HAT Equity Interest together with the latest copy of the audited accounts of HAT;

3.       Covenants

3.1 Each Vendor shall take all necessary corporate actions required by Malaysian law to obtain approval by their respective board of directors and the government of Malaysia for the transfer of the HAT Equity Interest from the Vendors to the Purchaser and the registration of the Purchaser as the Owner of the HAT Equity Interest in the registers of HAT.

3.2 Purchaser shall take all necessary corporate actions required by the laws of Malaysia and the British Virgin Islands to obtain approval by the Purchaser board of directors and the government of Malaysia for the transfer of the HAT Equity Interest from the Vendors to the Purchaser.

4.       Assumption of Obligations

4.1 From and after the Closing Date, Purchaser shall assume any and all obligations and liabilities of the Vendors, which obligations or liabilities the Vendors are required to perform under the Articles of Association of HAT or any contract entered into by HAT and accepted or guaranteed by or concurred in, in writing, by the Vendors in order to conduct the business of HAT. From and after the Closing Date Purchaser may exercise any rights with respect to HAT which could have been exercised prior to the Closing Date by the Vendors.

5.       Limitation of Liabilities

5.1 IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY OR TO ANY PARTY CLAIMING UNDER ANY OF THE PARTIES TO THIS AGREEMENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR OTHERWISE), FAILURE OF A REMEDY TO ACCOMPLISH ITS PURPOSE OR OTHERWISE, FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES.

6.       Force Majeure

6.1 No party to this Agreement shall be liable in damages for any delay or default in the performance of all or any of this Agreement, if such delay or default is caused by conditions beyond its control, including but not limited to: acts of the elements, fires, explosion, floods, or other casualties, governmental restrictions or orders, and inability to obtain necessary government approvals.

7.       Closing Date

7.1 The Closing Date of this Agreement shall occur promptly on such date as the Vendors and the Purchaser shall agree, which date shall be after the date on which the transfer of the HAT Equity Interest from the Vendors to the Purchaser has been approved by the FTC and any other relevant regulatory authorities in Malaysia.

8.       Termination

8.1 This Agreement shall be terminated by the mutual consent of all the parties, or upon the occurrence of one of the following events:

         (a) A final decision of the government of Malaysia to prohibit the transfer of the HAT Equity Interest from the Vendors to Purchaser.

         (b) Termination of the Master Transaction Agreement in accordance with the terms thereof

9.       Governing Law and Dispute Resolution

9.1 This Agreement shall be construed in accordance with and governed by the laws of Malaysia as it applies to contracts to be performed entirely within Malaysia.

9.2 In the event that any dispute arises between the parties pertaining to the subject matter of this Agreement, and the parties, through the senior management of Purchaser and Harris Corporation, the owner of the shares of the Vendors, are unable to resolve such dispute within a reasonable time through negotiations and mediation efforts by senior executives of both parties, such dispute shall be resolved as set forth in this Article 10.2.

         (a) The procedures of this Article 10.2 may be initiated by a written notice ("Dispute Notice") given by one party ("Claimant") to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution as described above. The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant's position on the dispute. Within twenty (20) days after the other party's ("Respondent") receipt of the Dispute Notice and accompanying materials, the parties shall submit the dispute to non-binding mediation in the Washington, D.C. area under the rules of the American Arbitration Association. All negotiations and mediation procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

         (b) If the dispute is not resolved as provided in paragraph (a) within sixty (60) days after the Respondent's receipt of the Dispute Notice, the dispute shall be resolved by binding arbitration. In the event the dispute is to be resolved pursuant to arbitration, each party shall appoint an arbitrator within seventy-five (75) days after the Respondent's receipt of the Dispute Notice, and the two arbitrators so chosen shall promptly appoint a third arbitrator. If either party fails to name an arbitrator as aforesaid, such arbitrator shall be designated by the American Arbitration Association in the Washington, D.C. area. If any arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator's duties, the arbitrator's successor shall be appointed in the same manner as such arbitrator was appointed.

         (c) Except as otherwise provided in this Article 10.2, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, which shall be governed by the United States Arbitration Act.

         (d) Any resolution reached through mediation and any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, incidental, consequential or punitive damages; (iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in court in accordance with the United States Arbitration Act.

         (e) Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with this Agreement.

         (f) The arbitrator may not limit, expand or otherwise modify the terms of this Agreement.

         (g) The laws of Malaysia shall apply to any mediation, arbitration, or litigation arising under this Agreement.

         (h) Each party shall bear its own expenses incurred in any mediation, arbitration or litigation, but any expenses related to the compensation and the costs of any mediator or arbitrator shall be borne equally by the parties to the dispute.

         (i) A request by a party to a court for interim measures necessary to preserve a party's rights and remedies for resolution pursuant to this Article 10.2 shall not be deemed a waiver of the obligation to mediate or of the agreement to arbitrate.

         (j) The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of mediation or arbitration in confidence.

10.      Amendment

10.1 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties to it.

11.      Successors Bound

11.1 This Agreement shall be binding upon the parties hereto and their respective successors in title and permitted assigns.

12.      Notices

         Unless otherwise specified herein, all notices, requests or other communications to or upon each of the parties hereto or their solicitors, shall be deemed to have been received it:

         (a) in the case of notice delivered personally, on the date of delivery; or

         (b) in the case of notice by letter, three (3) Business Days after the same is sent by prepaid registered post; or

         (c) in the case of transmission by facsimile when the recipient's facsimile number is shown on the sender's receipt of a confirmed log print-out for the transmission regarding the date, time and transmission of all pages;

         and shall be addressed to the addresses of the parties hereto hereinbefore mentioned or such other address any of the parties may designate from time to time by written notice to the other party hereto or the addresses of their solicitors.

13.      Severability

13.1 In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable, illegal or otherwise invalid in any respect under the law governing this Agreement or its performance, such unenforceability, illegality or invalidity shall not affect any other provisions of this Agreement and this Agreement shall then be construed as if such unenforceable, illegal or invalid provisions had never been contained herein.

14.      Counterparts

14.1 This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one instrument.

15.      Headings

15.1 The headings in this Agreement are for convenience only and shall have no effect on the interpretation hereof.

16.      Entire Agreement

16.1 The terms and conditions herein shall contain and constitute the entire agreement between the parties, and shall supersede all previous communications, either oral or written, between the parties with respect to the subject matter hereof, and no agreement or understanding, varying, or modifying the same shall be binding upon any other party unless in writing and signed by a duly authorized officer or representative of each party.

         IN WITNESS WHEREOF this Agreement has been entered into by the parties hereto on the day and year first above written.

Signed by Bryan R. Roub


/s/ Bryan R. Roub
----------------------------------
for and on behalf of
HARRIS AIRPORT SYSTEMS (M) SDN BHD


in the presence of Rebecca L. Parman


/s/ Rebecca L. Parman
---------------------
Witness


Signed by Bryan R. Roub


/s/ Bryan R. Roub
-------------------------------------
for and on behalf of
HARRIS SOLID STATE (MALAYSIA) SDN BHD


in the presence of Rebecca L. Parman


/s/ Rebecca L. Parman
---------------------
Witness


Signed by Gregory L. Williams


/s/ Gregory L. Williams
------------------------------------
for and on behalf of
SAPPHIRE WORLDWIDE INVESTMENTS, INC.


in the presence of:


/s/ Daniel J. Heneghan
----------------------
Witness